Exhibit 3.1

   Amendments to Restated By-Laws of KCS Energy, Inc. effective April 22, 2003

      Each of the Sections set forth below of the Restated By-Laws of KCS Energy, Inc. (filed as Exhibit (3) ii to the Annual Report on From 10-K as filed with the SEC on April 2, 2001) were amended to read as follows:

                  Section 9. Chief Executive Officer: The Chief Executive
            Officer, if any, shall have, subject to the supervision, direction and control of the Board of Directors, the general powers and duties of supervision, direction and management of the affairs and business of the Company usually vested in the chief executive officer of a company, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Company and the Company's strategies. The Chief Executive Officer shall have such other powers and perform such other duties as may be delegated to him from time to time by the Board of Directors or the Chairman of the Board.

                  Section 10. President: The President shall have responsibility for the general direction of the day-to-day business affairs and property of the Corporation, and shall have and exercise all such powers and discharge such duties as usually pertain to the office of President. He shall perform such duties as may be assigned to him from time to time by the Board of Directors or Chief Executive Officer. In the absence of the Chief Executive Officer, the President shall perform and carry out the functions of the Chief Executive Officer.

                  Section 11. Vice-Presidents: Each Vice President shall
            generally assist the Chief Executive Officer and President and shall have such powers and perform such duties and services as shall from time to time be prescribed or delegated to him by the Chief Executive Officer, President or the Board of Directors. During any absence of the President, the officers in the following order shall perform the duties and exercise the powers of the President, and shall perform such duties and functions as the Board of Directors or Chief Executive Officer may prescribe: (a) the Executive Vice-President (or if there shall be more than one, the Executive Vice-Presidents in the order determined by the Board of Directors);
            (b) the Senior Vice-President (or if there shall be more than one, the Senior Vice-Presidents in the order determined by the Board of Directors); (c) the Vice-President (or if there shall be more than one, the Vice-Presidents in the order determined by the Board of Directors); and (d) the Assistant Vice-President (or if there shall be more than one, the Assistant Vice-Presidents in the order determined by the Board of Directors).


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                  Section 12. Secretary: The Secretary shall attend all meetings of the Board of Directors and of the Stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for any committee appointed by the Board of Directors. He shall give or cause to be given notice of all meetings of stockholders and special meetings of the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors, the Chief Executive Officer or the President. He shall keep in safe custody the seal of the Corporation and affix it to any instrument when so authorized by the Board of Directors. In the absence of a Secretary, an Assistant Secretary may act in his place.

                  Section 13. Treasurer: The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render accounts of all his transactions as Treasurer and of the financial condition of the Corporation to such persons at such times as may be requested by the Board of Directors, the Chief Executive Officer or the President. He shall also perform such other duties as may be prescribed by the Board of Directors, the Chief Executive Officer or the President. He may be required to give bond for the faithful discharge of his duties. In the absence of a Treasurer, an Assistant Treasurer may act in his place.


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